                                                                      EXHIBIT 5
                                                                      ---------


                              EMERSON ELECTRIC CO.
                               8000 W. FLORISSANT
                                 P. O. BOX 4100
                              ST. LOUIS, MO  63136
HARLEY M. SMITH
ASSISTANT GENERAL COUNSEL
AND ASSISTANT SECRETARY
(314) 553-2431                    June 5, 1995


Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, MO  63136

Gentlemen:

                 I am Assistant General Counsel and Assistant Secretary of Emerson Electric Co. (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement") which registers under the Securities Act of 1933, as amended, 100,000 shares of Common Stock of the Company (the "Shares") which may be purchased pursuant to the Employee Stock Purchase Plan of Emerson Electric Co. (the "Plan"), including 100,000 Preferred Share Purchase Rights.

                 I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

                 On the basis of the foregoing, I am of the opinion that the Shares (including the Preferred Share Purchase Rights) to which the Registration Statement relates, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

                 I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Yours truly,

                                          /S/ HARLEY M. SMITH

                                          Harley M. Smith